Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at December 31, 2014, March 31, 2015 and June 30, 2015 included or incorporated by reference in this Registration Statement on Form S-4 and the incorporation by reference of our corresponding audit letters, which appear in Matador Resources Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, as well as in the notes to the financial statements included therein. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.
Name:	G. Lance Binder, P.E.
Title:	Executive Vice President

Dallas, Texas

September 4, 2015